Exhibit 99.1

FOR IMMEDIATE RELEASE December 22, 2006
Contacts: Mark Barnett (614) 677-5331 barnetj5@nationwide.com Jeff Botti (614) 249-6339 bottij@nationwide.com

Nationwide Financial reaches agreement

to sell The 401(k) Company to Charles Schwab

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE:NFS) today announced an agreement to sell The 401(k) Company, Inc. to The Charles Schwab Corporation (Nasdaq: SCHW) for $115 million in cash, subject to a post-closing adjustment.

The 401(k) Company, based in Austin, Texas, provides defined contribution plan administrative and record-keeping services to employers in the large-case market. As of Sept. 30, 2006, The 401(k) Company administered assets totaling approximately $21.7 billion for 100 companies with 400,000 participants.

The transaction has been approved by each company’s board of directors and is expected to close by the end of the first quarter of 2007. The proceeds of the sale will be used for general corporate purposes.

“This transaction will enable our private-sector business to focus on our core markets, which are small and micro 401(k) plans,” said Mark R. Thresher, president and chief operating officer of Nationwide Financial. “By sharpening our focus, not only will we better serve this market, but we also will be able to more effectively deploy capital through reinvestment in core businesses.”

“We believe this transaction is a good fit for The 401(k) Company customers and will enable The 401(k) Company to continue Nationwide Financial’s tradition of providing high-quality retirement plan services,” Thresher added. “We’re also pleased to work with a company that is committed to making this transition as seamless as possible to affected associates and clients.”

When the transaction is complete, Nationwide Financial will administer approximately $26 billion in private-sector retirement plans.

UBS Investment Bank acted as the financial advisor to Nationwide Financial on this transaction.

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About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 98 on the Fortune 100 based on 2005 revenue2. To obtain investor materials, including the Company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

About the Charles Schwab Corporation

The Charles Schwab Corporation (Nasdaq: SCHW) is a leading provider of financial services, with more than 330 offices and 6.8 million client brokerage accounts, 535,000 corporate retirement plan participants, 181,000 banking accounts, and $1.33 trillion in client assets as of September 30, 2006. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. The Charles Schwab Bank, N.A. (member FDIC) provides banking and mortgage services and products. More information is available at www.schwab.com .

Nationwide, Nationwide Financial and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

1	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.
2	Fortune Magazine, April 2006